Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

CRYPTYDE, INC.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	199,106,666	$0.265	(2)	$52,763,266.49	0.00011020	$5,814.52

	Total Offering Amounts						$52,763,266.49		$5,814.52
	Total Fees Previously Paid								6,937.72
	Total Fee Offsets
	Net Fee Due								$0

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on The Nasdaq Capital Market on January 19, 2023, of $0.265 per share.

(3) The Registrant previously paid $6,937.72 in connection with the initial filing of this registration statement for a proposed maximum aggregate offering price of $74,840,561.20 at a registration fee rate of $92.70 per million dollars.